Exhibit 99.1

www.avanex.com

Avanex Announces Fourth Quarter and Fiscal Year 2006 Financial Results

Q4 Revenue up 13 Percent Over Q3

Yearly Net Loss Improves by $54 Million

FREMONT, Calif. – Sept. 5, 2006 – Avanex Corporation (NASDAQ: AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today reported financial results for its fourth quarter and fiscal year ended June 30, 2006.

Net revenue in the fourth quarter of fiscal 2006 was $45.5 million, a 13 percent increase over the prior quarter revenue of $40.1 million and a 6 percent increase over revenue of $42.7 million in the fourth quarter of the previous year. Fiscal year 2006 net revenue was $162.9 million, compared with $160.7 million in the prior fiscal year.

The company reported a net loss of $8.4 million or a net loss of $0.04 per share in the fourth quarter of fiscal 2006, compared with a net loss of $10.2 million or a net loss of $0.06 per share in the prior quarter and a net loss of $42.8 million or a net loss of $0.30 per share in the fourth quarter of the prior year.

Fiscal year 2006 net loss was $54.0 million, or a net loss of $0.33 per share, a $54.4 million or $0.42 per share improvement from the previous year’s net loss of $108.4 million or a net loss of $0.75 per share. Gross margin in fiscal year 2006 was 5.3 percent, an increase of 8.1 percentage points over the prior year’s gross margin of negative 2.8 percent.

Non-GAAP net loss in the fourth fiscal quarter of 2006 was $8.4 million or a non-GAAP net loss of $0.04 per share, compared with a non-GAAP net loss of $8.9 million or a non-GAAP net loss of $0.06 per share in the prior quarter and a 44 percent improvement over the non-GAAP net loss of $15.1 million or a non-GAAP net loss of $0.10 per share in the fourth fiscal quarter of the prior year.

$ Millions	Q4FY06	Q3FY06	Q4FY05
Non-GAAP Net Loss	8.4	8.9	15.1
Net Non-GAAP Exclusions	0.0	1.2	27.7

For the fourth quarter of fiscal 2006, GAAP and non-GAAP net loss were the same because net non-GAAP exclusions totaled zero. Non-GAAP net loss excludes share-based payments, amortization of intangibles, restructuring charges, and gains (loss) on the disposal of property and equipment. The third quarter of 2006 non-GAAP net loss also excludes an inventory provision related to non-RoHS (Restriction of Hazardous Substances) compliant product, and fourth quarter of 2005 non-GAAP net loss also excludes the write-off of a long-term investment.*

# # #

Combined cash balances, composed of cash, restricted cash, and short-term investments, totaled $74.3 million as of June 30, 2006. The company used $7.7 million in the fourth quarter of fiscal 2006, compared with $10.6 million in the third quarter of fiscal 2006 after consideration of $44.6 million net proceeds raised in the March 2006 equity stock offering.

Financial data for the fourth quarter and fiscal year 2006 are subject to finalization of pension accounting for foreign subsidiaries.

“We made considerable progress during fiscal 2006,” said Jo Major, president and CEO of Avanex. “We completed a challenging restructuring plan, which contributed significantly to the improvements in our cost structure. We reduced our net loss by 50 percent and increased our gross margin by 8 percentage points over the previous year. On a quarterly basis, we evaluate the usability of our inventory, and determined this quarter that it was appropriate to increase our inventory reserves based upon our recent experiences in the contract manufacturing environment. We also noted a decrease in warranty costs following our manufacturing transitions and therefore adjusted the warranty provisions. In addition, our collections experience has been strong and we adjusted our bad debt allowance by $2.0 million, which favorably impacted general and administrative expenses in the quarter. Overall, we are very pleased with the manufacturing model and its impact on our financials.”

“Additionally, as our team completed our manufacturing transitions in fiscal 2006, we launched a series of new products that have been very well received by our customers, and we are excited by the interest the industry is showing toward adopting and implementing new technologies,” said Major. “In the fourth quarter, we launched three new products including an optical protection switch, an ultra-thin amplifier and an amplifier with built-in optical performance monitoring.”

Q1 FY 2007 Outlook

Revenue is expected to be between $48 million and $50 million in the first fiscal quarter of 2007, ending Sept. 30, 2006.

Conference Call

Avanex will host a conference call today, Sept. 5, 2006, at 5:30 a.m. Pacific time; 8:30 a.m. Eastern time. The number for the conference call is 210-835-2510, and the password is “Avanex.” A live webcast of the conference call will be available in the Investors section on the company’s website at www.avanex.com. An audio replay of the conference call will be available until Sept. 12, 2006 at 11:59 p.m. Pacific time. To access the audio replay, please dial 203-369-3218.

About Avanex

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex also maintains facilities in Horseheads, N.Y.; Shanghai; Nozay, France; San Donato, Italy; and Bangkok. To learn more about Avanex, visit our Web site at: www.avanex.com.

Forward-looking Statements

This press release contains forward-looking statements including forward-looking statements regarding expected first fiscal quarter 2007 operating results and market reception for new products. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, problems or delays in integrating the businesses acquired from Alcatel, Corning and Vitesse Semiconductor, or in reducing the cost structure of the combined company, the company’s inability to achieve the anticipated benefits of the acquired businesses, to effect its restructuring goals or to successfully transfer manufacturing operations to lower cost regions, any slowdown or deferral of new orders for products, higher than anticipated expenses the company may incur in future quarters or the inability to identify expenses which can be eliminated.

Finally, please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on Sept. 28, 2005 and Quarterly Report on Form 10-Q filed with the SEC on May 10, 2006.

Avanex assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

* Details on the items excluded from non-GAAP net loss and non-GAAP net loss per share are available in the table entitled, “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss,” following the accompanying financial statements.

Contact Information

Investor Relations:

Maria Riley

650-470-0200

maria@stapleton.com

Avanex Corporation

Consolidated Balance Sheets

In thousands

(Unaudited)

	As of June 30, 2006	As of March 31, 2006	As of June 30, 2005
ASSETS
Current assets:
Cash, restricted cash and short-term investments	$74,335	$82,064	$73,905
Accounts receivable, net	26,768	22,979	22,788
Inventories, net	18,251	30,059	36,014
Due from related party	10,404	10,285	15,357
Other current assets	15,862	15,100	20,645

Total current assets	145,620	160,487	168,709
Property and equipment, net	5,668	6,143	8,612
Intangibles, net	3,246	4,147	8,686
Goodwill	9,408	9,408	9,408
Other assets	1,839	1,826	4,241

Total assets	$165,781	$182,011	$199,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,276	$34,944	$28,251
Accrued compensation	6,872	7,557	10,741
Accrued warranty	2,248	4,413	5,268
Due to related party	4,475	4,589	1,549
Other accrued expenses and deferred revenue	4,168	8,311	12,230
Current portion of long-term obligations	823	1,074	2,910
Current portion of accrued restructuring	6,321	11,335	32,040

Total current liabilities	63,183	72,223	92,989
Accrued restructuring, less current portion	13,252	12,549	14,137
Long term convertible notes	4,569	6,124	29,408
Other long-term obligations, less current portion	10,470	11,610	9,374

Total liabilities	91,474	102,506	145,908

Stockholders’ equity:
Common stock	204	201	145
Additional paid-in capital	742,951	738,584	667,923
Deferred compensation	—	—	(353)
Accumulated other comprehensive income	4,602	5,798	5,478
Accumulated deficit	(673,450)	(665,078)	(619,445)

Total stockholders’ equity	74,307	79,505	53,748

Total liabilities and stockholders’ equity	$165,781	$182,011	$199,656

Shares of common stock issued and outstanding	204,362	201,044	144,940

Avanex Corporation

Consolidated Statements of Operations

In thousands (except per share data)

(Unaudited)

	Three Months Ended June 30, 2006	Three Months Ended March 31, 2006	Three Months Ended June 30, 2005	Fiscal Year Ended June 30, 2006	Fiscal Year Ended June 30, 2005
	GAAP	GAAP	GAAP	GAAP	GAAP
Revenue	$45,458	$40,128	$42,712	$162,944	$160,695
Cost of revenue	43,471	38,485	42,826	154,270	165,258

Gross profit	1,987	1,643	(114)	8,674	(4,563)

Gross margin	4.4%	4.1%	(0.3)%	5.3%	(2.8)%

Operating expenses:
Research and development	5,411	5,189	8,179	23,179	33,124
Sales and marketing	3,688	2,988	3,747	13,247	16,803
General and administrative	3,154	4,191	4,327	16,460	17,458
Amortization of intangibles	912	1,386	2,000	5,448	5,723
Restructuring	(1,225)	155	21,229	1,912	29,272
(Gain) loss on disposal of property and equipment	(1,810)	(2,486)	36	(5,064)	(1,850)
Merger costs	—	—	—	—	300

Total operating expenses	10,130	11,423	39,518	55,182	100,830

Loss from operations	(8,143)	(9,780)	(39,632)	(46,508)	(105,393)
Interest and other income	644	1,213	1,938	2,787	3,607
Interest and other expense	(873)	(1,600)	(5,118)	(10,284)	(6,585)

Net loss	$(8,372)	$(10,167)	$(42,812)	$(54,005)	$(108,371)

Net loss per share - basic and diluted	$(0.04)	$(0.06)	$(0.30)	$(0.33)	$(0.75)

Weighted average common shares outstanding - basic and diluted	204,040	158,246	144,822	163,242	144,253

Avanex Corporation

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss

In thousands

(Unaudited)

	Three Months Ended June 30, 2006	Three Months Ended March 31, 2006	Three Months Ended June 30, 2005	Fiscal Year Ended June 30, 2006	Fiscal Year Ended June 30, 2005
Net loss, GAAP	$(8,372)	$(10,167)	$(42,812)	$(54,005)	$(108,371)

Items reconciling GAAP net loss to non-GAAP net loss:
Related to cost of revenue:
Share-based payments	283	110	—	422	—
Obsolete inventory provision related to RoHS product compliance	—	951	—	951	—

Total related to cost of sales	283	1,061	—	1,373	—

Related to operating expenses:
Research and development - share-based payments	612	416	36	1,321	193
Sales and marketing - share-based payments	232	130	15	451	61
General and administrative - share-based payments	996	571	22	2,189	112
Amortization of intangibles	912	1,386	2,000	5,448	5,723
Restructuring:
Share-based payments	27	15	—	69	—
All other	(1,252)	140	21,229	1,843	29,272
(Gain) loss on disposal of property and equipment	(1,810)	(2,486)	36	(5,064)	(1,850)

Total related to operating expenses	(283)	172	23,338	6,257	33,511

Total related to loss from operations	—	1,233	23,338	7,630	33,511

Related to interest and other expense:
Write-off of long-term investment	—	—	4,400	—	4,400
Loss on debt refinancing	—	—	—	4,525	—

Total related to interest and other expense	—	—	4,400	4,525	4,400

Total related to net loss	—	1,233	27,738	12,155	37,911

Non-GAAP net loss	$(8,372)	$(8,934)	$(15,074)	$(41,850)	$(70,460)

Non-GAAP net loss per share - basic and diluted	$(0.04)	$(0.06)	$(0.10)	$(0.26)	$(0.49)

Weighted average common shares outstanding - basic and diluted	204,040	158,246	144,822	163,242	144,253